EXHIBIT 99.1

Strategic Partner Shenzhen Times Increases Stake in Sibling Group;

$5,500,000 Warrant Exercise to fund growth initiatives

DURHAM, North Carolina, April 9, 2015 -- Sibling Group Holdings, Inc. (OTCQB: SIBE), (the "Company" or “Sibling Group”), an educational technology company, announced today that it has received proceeds of $5,500,000 million as a result of the exercise of previously issued common share purchase warrants.

The exercised warrants were issued in connection with the Company’s funding from Shenzhen City Qianhai Xinshi Education Management Co., Ltd. ("Shenzhen Times"), a People’s Republic of China Limited Liability Company, announced March 6, 2015. The Shenzhen Times partnership and strategic investment was forged to accelerate Sibling Group’s growth and expansion into critical strategic markets around the world, including China.

“This additional infusion of capital indicates that our Strategic Partner and Investor, Shenzhen Times, is confident in the future of Sibling Group. This further investment should allow the Company to move quickly and take advantage of the opportunities we are seeing across multiple markets domestically and internationally for both our Blended Schools Networks curriculum and solutions and our Urban Planet Mobile products,” said Brian OliverSmith, Sibling Group’s Chief Executive Officer.

Shenzhen Times exercised all of their 42,857,143 A-1 warrants, due February 27, 2020 at an exercise price of $0.07 per share and 30,000,000 of their B-1 warrants at an exercise price of $0.084 per share. The shares issued upon the exercise of the warrants may not be offered or sold without being registered with the Securities and Exchange Commission (“SEC”) or through an exemption from SEC registration requirements. With this warrant exercise, Shenzhen Times has become the holder of a majority of the Company’s outstanding common stock.

The full terms regarding these warrants can be viewed in the Company's Form 8-K filing relating to the initial $3.75 million Strategic Partnership and funding filed with the United States Securities and Exchange Commission on March 6, 2015.

About Sibling Group Holdings, Inc.:

Sibling Group Holdings, is an educational technology company with two subsidiaries, the Blended Schools Network (BSN) and Urban Planet Mobile™ (UPM), together uniquely positioned in the burgeoning global eLearning and mEducation markets. BSN provides benchmark quality online curriculum for the K-12 marketplace, complete hosted course authoring tools, professional development for teachers and a learning management system (LMS) environment. UPM’s products and platform are utilized in over 40 countries and UPM remains one of the only education companies to offer products for delivery across all mobile and digital platforms.

For more information, visit www.siblinggroup.com

Safe Harbor

This press release contains forward-looking statements that involve risks and uncertainties concerning the plans and expectations of Sibling Group Holdings, Inc. and the partnership with Shenzhen Times. These statements are only predictions and actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, some of which are out of our control. The potential risks and uncertainties include, among others, that the expectations of future growth may not be realized. These forward-looking statements are made only as of the date hereof, neither Sibling Group Holdings, Inc., nor Shenzhen Times undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.  All forward looking statements are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in Sibling Group Holdings, Inc.’s annual, quarterly and special reports, proxy statements and other public filings with the Securities and Exchange Commission (“SEC”), including, but not limited to, the Company's Annual Report on Form 10-KT for the transition period ended June 30, 2014 which has been filed with the SEC and is available at the SEC's website at www.sec.gov.

Sibling Group Contact:

Richard Marshall, Chief Development Officer

Email: rmarshall@siblinggroup.com

Phone: (919) 237-2755